EXHIBIT 99.1

                                 PRESS RELEASE


LOUISVILLE, Ky. (BUSINESS WIRE) - Logistics Management Resources, Inc.
(LMRI)(OTC BB:LMRI) today announced that it has settled its lawsuit with General Electric Corporation, Inc. Case No. 3:01CV-573-R.

In October, 2001, G.E. Capital Corporation commenced an action in the United States District Court for the Western District of Kentucky, Louisville Division, Index No. 3:01CV-573-R, styled General Electric Capital Corp. v. Logistics Managements Resources, Inc., et. al., seeking to recover sums in excess of $22 million in connection with a dispute over certain loan obligations guaranteed by the company. By agreement dated September 27, 2002, this lawsuit was settled with mutual general releases between GECC and each of the defendants, including the company, in consideration for a payment in the sum of $875,000 which was tendered to GECC on Sept. 27, 2002. The complaint against the company and the other defendants will be voluntarily dismissed with prejudice in accordance with the terms of the parties' agreement.

Commenting on the settlement, Dan L. Pixler, President and CEO of Logistics Management Resources, Inc. stated that "We feel this settlement is a major accomplishment for the company in that it removes the largest obstacle to the company's rehabilitation. The company has been restructuring since putting its operating subsidiaries in bankruptcy in November of 2000. The company currently has approximately 43 million shares outstanding. The stock is widely held and traded and when combined with cumulative losses in excess of fifty million dollars, a substantial portion of which is available as a tax loss carry forward, make it an ideal candidate to merge with or acquire a profitable business. Pixler further stated "With this settlement, we now can assess all of the alternatives available, and proceed with shareholder value in mind."

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. While these statements are made to convey to the public the Company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent the management's opinion. Where management believes such representations to be true and accurate based on information available to the Company at this time, actual results may differ materially from those described. In addition to the matters described in the press release, risk factors listed from time to time in the Company's SEC reports and filings, including, but not limited to, its report on Form 10-KSB for the year ended December 31, 2001 or its report on Form 10-QSB for the quarter ended June 30, 2002, may affect the results achieved by the Company.